Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2025 SECOND QUARTER

OKLAHOMA CITY, Oklahoma—July 29, 2025—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the second quarter ended June 30, 2025.

Second Quarter 2025 Results and Recent Highlights

•
Net sales of $151.3 million compared to $140.1 million in the second quarter of 2024
•
Net income of $3.0 million compared to a net income of $9.6 million in the second quarter of 2024
•
Diluted EPS of $0.04 compared to $0.13 for the second quarter of 2024
•
Adjusted EBITDA(1) of $38.3 million compared to $41.9 million in the second quarter of 2024
•
Repurchased $32.4 million in principal amount of Senior Secured Notes during the second quarter of 2025
•
Total cash, cash equivalents and short-term investments of approximately $124.9 million and total debt of $452.6 million as of June 30, 2025
•
Zero recordable injuries for second quarter and first half of 2025

“We generated a 6% year-over-year increase in sales volumes during the second quarter,” stated Mark Behrman, LSB Industries' Chairman & Chief Executive Officer. "Our reliability and operational improvement measures enabled us to increase our ammonia production volume as compared to last year’s second quarter. As a result, we achieved healthy year-over-year growth in both production and sales volumes of higher margin upgraded products. We also saw stronger selling prices for UAN. Similar to the first quarter, however, we experienced materially higher natural gas prices relative to the prior year period when natural gas prices were at multi-year low levels. These higher gas input costs offset the higher selling prices and the operating improvements we made. We expect gas costs to be less of a year-over-year headwind in the third quarter.”

“Demand dynamics across our end markets are favorable as tight inventories and global supply disruptions have contributed to robust pricing, particularly for UAN, which is well above year-ago levels. On the industrial side of our business, our sales volumes have benefited from strong end market demand for nitric acid, as well as for ammonium nitrate, which is benefiting from a surge in U.S. copper mining activity.”

“Our low carbon project at our El Dorado facility remains on track to be operational by the end of 2026. The main gating item continues to be the approval of our Class VI permit application by the EPA. In June, our partner Lapis Low Carbon Solutions (“Lapis”) completed the drilling of a stratigraphic injection well at El Dorado. Lapis is using the well to gather data to support the EPA in their technical review of our application. Once the project receives EPA approval, we will use this same well for CO2 injections, enabling us to be efficient in completing the project and beginning the sequestration of CO2.”

“We further de-risked our balance sheet and reduced our future interest expense by repurchasing debt during the second quarter. We also continued to make investments in the reliability of our plants as well as in projects that we expect to enhance our financial performance and visibility in the coming quarters. We believe our multi-pronged approach to capital allocation helps us maintain our financial flexibility while positioning us to maximize our profitability and cash flow, ultimately leading to increased shareholder value.”

(1)
Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures.

Market Outlook

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Our industrial business remains consistent, reflecting:
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Robust demand for nitric acid domestically with limited export exposure
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Demand for ammonium nitrate (AN) for use in commercial mining explosives is robust across all commodities, particularly copper and gold
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Demand for AN is also benefiting from quarrying/aggregate production for infrastructure upgrade and expansion

•
Our ammonia market is healthy and pricing remains at attractive levels driven by:
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Well balanced distribution channel inventories
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Supply disruptions from the Middle East
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Higher cost of production in Europe
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Continued delays in startup of new production capacity in the U.S.

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UAN pricing has strengthened due to:
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Steady exports, lower imports and strong demand, resulting in tight U.S. supply fundamentals
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Updraft from strong urea market resulting from robust global demand

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Corn market dynamics supportive of strong fertilizer demand:
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USDA's recent outlook for U.S. corn calls for greater exports and lower ending stocks
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Expectations for U.S. corn acres planted in Spring 2025 to be above historical average levels

Low Carbon Ammonia Project Summary

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El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Carbon Solutions
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Expect to capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Awaiting EPA approval of Class VI permit application to commence construction

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Completed stratigraphic well in June to provide data to support EPA in review of Class VI application
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Expect to begin operations by the end of 2026

Second Quarter Results Overview

	Three Months Ended June 30,
	2025	2024	% Change
Product Sales	(In Thousands)
AN & Nitric Acid	$61,707	$58,442	6%
Urea ammonium nitrate (UAN)	52,262	42,808	22%
Ammonia	26,830	28,448	(6)%
Other	10,497	10,375	1%
Total net sales	$151,296	$140,073

Comparison of Second Quarter of 2025 to 2024:

•
Net sales increased during the second quarter of 2025 due to higher sales volumes of UAN and AN and higher pricing for UAN. Operating income was lower in the second quarter of 2025, compared to operating income for the second quarter of 2024 due largely to higher natural gas costs. Higher natural gas prices also contributed to the year-over-year decrease in adjusted EBITDA.

The following tables provide key sales metrics for our products:

	Three Months Ended June 30,
Key Product Volumes (short tons sold)	2025	2024	% Change
AN & Nitric Acid	161,509	147,619	9%
Urea ammonium nitrate (UAN)	151,807	137,499	10%
Ammonia	66,069	72,294	(9)%
	379,385	357,412	6%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$328	$337	(3)%
Urea ammonium nitrate (UAN)	$308	$271	14%
Ammonia	$369	$368	0%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	Three Months Ended June 30,
Average Benchmark Prices (price per ton)	2025	2024	% Change
Tampa Ammonia Benchmark	$416	$440	(5)%
NOLA UAN	$344	$246	40%

	Three Months Ended June 30,
	2025	2024	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$3.50	$1.70	106%
Average natural gas cost/MMBtu used in production	$3.37	$1.92	76%

Conference Call

LSB’s management will host a conference call on Wednesday, July 30, 2025 at 10:00 am ET / 9:00 am CT to discuss second quarter 2025 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products and execute our strategy to become a leader in the energy transition in the chemical industry; the impact of trade policy on our business; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including tariffs. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In Thousands, Except Per Share Amounts)
Net sales	$151,296	$140,073	$294,728	$278,277
Cost of sales	128,123	112,658	257,171	228,584
Gross profit	23,173	27,415	37,557	49,693

Selling, general and administrative expense	9,844	11,547	19,997	21,841
Other expense, net	2,836	1,465	2,599	2,189
Operating income	10,493	14,403	14,961	25,663

Interest expense, net	7,886	8,385	15,950	18,114
Loss (gain) on extinguishment of debt	59	(1,879)	59	(3,013)
Non-operating other income, net	(1,542)	(2,908)	(3,215)	(6,469)
Income before income taxes	4,090	10,805	2,167	17,031
Provision for income taxes	1,084	1,250	801	1,853
Net income	$3,006	$9,555	$1,366	$15,178

Net income per common share:
Basic:
Net income	$0.04	$0.13	$0.02	$0.21

Diluted:
Net income	$0.04	$0.13	$0.02	$0.21

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at June 30, 2025 is unaudited)

	June 30, 2025	December 31, 2024
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$5,614	$20,230
Short-term investments	119,278	163,971
Accounts receivable	51,653	39,083
Allowance for doubtful accounts	(364)	(323)
Accounts receivable, net	51,289	38,760
Inventories:
Finished goods	22,635	22,382
Raw materials	1,812	2,519
Total inventories	24,447	24,901
Supplies, prepaid items and other:
Prepaid insurance	5,925	14,345
Precious metals	13,198	11,596
Supplies	32,834	31,995
Other	2,627	3,916
Total supplies, prepaid items and other	54,584	61,852
Total current assets	255,212	309,714

Property, plant and equipment, net	838,035	847,570

Other assets:
Operating lease assets	33,623	28,727
Intangible and other assets, net	1,213	1,177
Total other assets	34,836	29,904

Total assets	$1,128,083	$1,187,188

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at June 30, 2025 is unaudited)

	June 30, 2025	December 31, 2024
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$59,577	$83,498
Short-term financing	4,127	12,146
Accrued and other liabilities	26,555	30,874
Current portion of long-term debt	6,252	9,116
Total current liabilities	96,511	135,634

Long-term debt, net	446,370	476,163

Noncurrent operating lease liabilities	26,327	21,387

Other noncurrent accrued and other liabilities	456	456

Deferred income taxes	62,619	61,908

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	503,496	504,578
Retained earnings	209,028	207,662
	721,641	721,357
Less treasury stock, at cost:
Common stock, 19.2 million shares (19.5 million shares at December 31, 2024)	225,841	229,717
Total stockholders' equity	495,800	491,640
Total liabilities and stockholders’ equity	$1,128,083	$1,187,188

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (“D&A”) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items, such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (“FMV”) adjustments, and consulting costs associated with reliability and purchasing initiatives. We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated	Three Months Ended June 30,
	2025	2024
	($ In Thousands)
Net (loss) income	$3,006	$9,555
Plus:
Interest expense and interest income, net	6,307	5,445
Gain (loss) on extinguishment of debt	59	(1,879)
Depreciation and amortization	20,682	18,784
Provision for income taxes	1,084	1,250
EBITDA	$31,138	$33,155

Stock-based compensation	2,088	2,099
Legal Fees & Settlements - Specific Matters	(207)	1,229
Loss on write down of assets	2,528	1,489
Turnaround costs	2,639	3,439
Growth Initiatives	90	485
Adjusted EBITDA	$38,276	$41,896

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our condensed consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,
	2025	2024
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$140,799	$129,698

Less freight and other	16,841	16,074

Ammonia, AN, Nitric Acid, UAN netback sales	$123,958	$113,624